Exhibit 10.1

PRE-PAID ADVANCE AGREEMENT

THIS PRE-PAID ADVANCE AGREEMENT (this “Agreement”) dated as of April 11, 2023 is made by and between YA II PN, LTD., a Cayman Islands exempt limited partnership (the “Investor”), and NUTEX HEALTH INC., a company incorporated under the laws of the State of Delaware (the “Company”).

WHEREAS, the parties desire that, upon the terms and subject to the conditions contained herein, the Investor shall have the right to purchase from the Company, from time to time as provided herein, and the Company shall issue and sell to the Investor, up to $100,000,000 of the Company’s shares of common stock, par value $0.001 per share (the “Common Shares”); and

WHEREAS, the Common Shares are listed for trading on the Nasdaq Capital Market under the symbol “NUTX;” and

WHEREAS, the offer and sale of the Common Shares issuable hereunder will be registered on the Company’s registration statement on Form S-3 (File No. 333-270886) under Section 5 under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”).

NOW, THEREFORE, the parties hereto agree as follows:

Article I. Certain Definitions

Section 1.01        “Advance” shall mean any purchase by the Investor of Advance Shares from the Company pursuant to this Agreement.

Section 1.02        “Advance Shares” shall mean the Common Shares that the Investor shall purchase from the Company, and the Company shall issue and sell to the Investor, hereunder.

Section 1.03        “Agreement” shall have the meaning set forth in the preamble of this Agreement.

Section 1.04        “Applicable Laws” shall mean all applicable laws, statutes, rules, regulations, orders, executive orders, directives, policies, guidelines and codes having the force of law, whether local, national, or international, as amended from time to time, including without limitation (i) all applicable laws that relate to money laundering, terrorist financing, financial record keeping and reporting, (ii) all applicable laws that relate to anti-bribery, anti-corruption, books and records and internal controls, including the United States Foreign Corrupt Practices Act of 1977, and (iii) any Sanctions laws.

Section 1.05        “Closing” shall have the meaning set forth in Section 3.02.

Section 1.06        “Commitment Amount” shall mean $100,000,000 of Common Shares.

Section 1.07        “Commitment Period” shall mean the period commencing on the date hereof and expiring upon the date of termination of this Agreement in accordance with Section 10.01.

Section 1.08        “Common Shares” shall have the meaning set forth in the recitals of this Agreement.

Section 1.09        “Company” shall have the meaning set forth in the preamble of this Agreement.

Section 1.10        “Company Indemnitees” shall have the meaning set forth in Section 6.02.

Section 1.11        “Environmental Laws” shall have the meaning set forth in Section 5.13.

Section 1.12        “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Section 1.13        “Exchange Cap” shall have the meaning set forth in Section 3.01(b)(ii).

Section 1.14        “Fixed Price” shall mean (i) with respect to the initial Pre-Paid Advance, $1.00, provided that the Fixed Price in respect of the initial Pre-Paid Advance shall be subject to a one-time reset to a price equal to 100% of the average of the daily VWAPs for the 3 consecutive Trading Days immediately prior to the 30-day anniversary of the initial Pre-Advance Date, if such price is lower than the Fixed Price then in effect and (ii) with respect to each subsequent Pre-Paid Advance, 100% of the VWAP on the Trading Day immediately prior to the Pre-Advance Date with respect to such Pre-Paid Advance.

Section 1.15        “Floor Price” means $0.1851 per share.

Section 1.16        “Hazardous Materials” shall have the meaning set forth in Section 5.13.

Section 1.17        “Indemnified Liabilities” shall have the meaning set forth in Section 6.01.

Section 1.18        “Investor” shall have the meaning set forth in the preamble of this Agreement.

Section 1.19        “Investor Indemnitees” shall have the meaning set forth in Section 6.01.

Section 1.20        “Initial Registration Statement” shall have the meaning set forth in Section 7.01(a).

Section 1.21        "Lock-up Agreement” shall mean a lock-up agreement in the form provided to the Investor on the date hereof imposing a lock-up on the applicable shareholder for a period of at least 6 months.

Section 1.22        “Market Price” shall mean 92% of the average of the 2 lowest daily VWAPs during the 7 consecutive Trading Days immediately prior to the Purchase Notice Date.

Section 1.23        “Material Adverse Effect” shall mean any event, occurrence or condition that has had or would reasonably be expected to have (i) a material adverse effect on the legality, validity or enforceability of this Agreement or the transactions contemplated herein, (ii) a material adverse effect on the results of operations, assets, business or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or (iii) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under this Agreement.

Section 1.24        “Material Outside Event” shall have the meaning set forth in Section 7.07.

Section 1.25        “Maturity Date” shall have the meaning set forth in Section 2.03(b).

Section 1.26        “Maximum Advance Amount” in respect of each Request shall mean the corresponding amount set forth below where the Minimum Share Price and the Minimum Daily Trading Value both exceed the amounts set forth in any column below.

Maximum Advance Amount	Minimum Share Price	Minimum Daily Trading Value
$25,000,000	$0.90	$1,500,000
$15,000,000	$0.75	$1,250,000
$10,000,000	$0.55	$1,000,000
$5,000,000	$0.25	$750,000

Section 1.27        “Minimum Daily Trading Value” shall mean average of the daily trading value during the 20 consecutive Trading Days immediately prior to the date of each Request, where the daily traded value is determined by multiplying the daily trading volume of the Common Shares on the Principal Market during regular trading hours as reported by Bloomberg L.P., by the VWAP for such Trading Day.

Section 1.28        “Minimum Share Price” shall mean average of the daily VWAP of the Common Shares on the Principal Market during regular trading hours as reported by Bloomberg L.P., for each of the 5 consecutive Trading Days immediately prior to the date of each Request.

Section 1.29        “Nasdaq Official Closing Price” means the closing price of a Common Share as reported on the “Historical NOCP” section of the web site Nasdaq.com.

Section 1.30        “OFAC” shall have the meaning set forth in Section 5.28.

Section 1.31        “Ownership Limitation” shall have the meaning set forth in Section 3.01(b)(i).

Section 1.32        “Payment Premium” means 6% of the principal amount being paid.

Section 1.33        “Periodic Report” shall mean the Company’s (i) Annual Report on Form 10-K for the fiscal year ending December 31, 2022, (ii) any current report to be filed on Form 10-Q and (iii) all other reports required to be filed by the Company with the SEC under applicable laws and regulations (including, without limitation, Regulation S-K); provided that all such Periodic Reports shall include, when filed, all information, financial statements, audit reports (when applicable) and other information required to be included in such Periodic Reports in compliance with all applicable laws and regulations.

Section 1.34        “Person” shall mean an individual, a corporation, a partnership, a limited liability company, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

Section 1.35        “Plan of Distribution” shall mean the section of a Registration Statement disclosing the plan of distribution of the Shares.

Section 1.36        “Pre-Advance Date” shall have the meaning set forth in Section 2.01.

Section 1.37        “Pre-Paid Advance” shall have the meaning set forth in Section 2.01.

Section 1.38        “Principal Market” shall mean the Nasdaq Capital Market; provided however, that in the event the Company’s Common Shares are ever listed or traded on the New York Stock Exchange, the NYSE American, the Nasdaq Global Market, or the Nasdaq Global Select Market, then the “Principal Market” shall mean such other market or exchange on which the Company’s Common Shares are then listed or traded.

Section 1.39       “Prospectus” means any prospectus (including, without limitation, all amendments and supplements thereto) used in connection with a Registration Statement.

Section 1.40       “Prospectus Supplement” shall mean any prospectus supplement to a Prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act, including, without limitation, any Prospectus Supplement to be filed in accordance with Section 7.01(a) hereof.

Section 1.41        “Purchase Notice” shall have the meaning set forth in Section 3.01(a).

Section 1.42        “Purchase Notice Date” shall mean each date the Investor delivers to the Company a Purchase Notice.

Section 1.43        “Purchase Price” shall mean a price per share equal to the lower of (a) the Fixed Price and (b) the Market Price, but in either case not lower than the Floor Price, and provided that the Investor may elect to use the Fixed Price at any time.

Section 1.44        “Registration Statement” shall mean the Initial Registration Statement or another registration statement on a form promulgated by the SEC for which the Company then qualifies for the registration of the offer and sale of the Shares to be offered and sold by the Company to the Investor and the resale of such Shares by the Investor, as the same may be amended and supplemented from time to time and including any information deemed to be a part thereof pursuant to Rule 430B under the Securities Act and any successor registration statement filed by the Company with the SEC under the Securities Act on a form promulgated by the SEC for which the Company then qualifies and which form shall be available for the registration of the transactions contemplated hereunder.

Section 1.45        “Request” shall have the meaning set forth in Section 2.01.

Section 1.46        “Sanctions” shall have the meaning set forth in Section 5.28.

Section 1.47        “Sanctioned Countries” shall have the meaning set forth in Section 5.28.

Section 1.48        “SEC” shall mean the U.S. Securities and Exchange Commission.

Section 1.49        “SEC Documents” shall have the meaning set forth in Section 5.05.

Section 1.50        “Securities Act” shall have the meaning set forth in the recitals of this Agreement.

Section 1.51        “Shares” shall mean the Common Shares to be issued from time to time hereunder pursuant to an Advance.

Section 1.52        “Significant Subsidiary” shall have the meaning set forth in Section 5.01

Section 1.53        “Subsidiaries” shall have the meaning set forth in Section 5.01.

Section 1.54        “Trading Day” shall mean any day during which the Principal Market shall be open for business.

Section 1.55        “Transaction Documents” shall have the meaning set forth in Section 5.02.

Section 1.56        “Variable Rate Transaction” shall mean a transaction in which the Company (i) issues or sells any equity, warrants, or debt securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional Common Shares either (A) at a conversion price, exercise price, exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the Common Shares at any time after the initial issuance of such securities, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Common Shares (including, without limitation, any “full ratchet” or “weighted average” anti-dilution provisions, but not including any standard anti-dilution protection for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction), (ii) issues or sells any equity, warrants, or debt securities either (A) at a price that is subject to being reset at some future date after the initial issuance of such security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Common Shares (other than standard anti-dilution protection for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction), or (B) that are subject to or contain any put, call, redemption, buy-back, price-reset or other similar provision or mechanism (including, without limitation, a “Black-Scholes” put or call right, other than in connection with a “fundamental transaction”) that provides for the issuance of additional equity securities of the Company or the payment of cash by the Company, or (iii) enters into any agreement, including but not limited to an “equity line of credit” (subject to Section 7.15(b) hereof), “ATM Offering,” or other continuous offering or similar offering of Common Shares or Common Share Equivalents.

Section 1.57        “VWAP” means, for any Trading Day, the daily volume weighted average price of the Common Shares for such Trading Day on the Principal Market during regular trading hours as reported by Bloomberg L.P.

Article II. Pre-Paid Advances

Section 2.01        Request for Pre-Paid Advance. The parties hereby agree that the Company may, at any time and from time to time during the Commitment Period, subject to the satisfaction of the conditions set forth in Annex I attached hereto, request a Pre-Paid Advance in an amount not to exceed the Maximum Advance Amount from the Investor by providing a written notice of such request to the Investor (the “Request”). The closing of each Pre-Paid Advance shall take place on or before the 10th business day following the date of such Request, or such earlier date as may be agreed by the Investor (the date of the closing of each Pre-Paid Advance shall be referred to as the “Pre-Advance Date”). Subject to the satisfaction of the conditions set forth in Annex I attached hereto as of such Pre-Advance Date, the Investor shall pay to the Company an amount equal to 90% of the amount of the Pre-Paid Advance set forth in such Request in immediately available funds to an account designated by the Company in writing on each Pre-Advance Date (except in respect of the initial Pre-Paid Advance, which shall be paid on the dates set forth below), and transmit notification to the Company that such funds transfer has been requested. The parties hereby agree that the Company shall be deemed to have delivered a Request for the initial Pre-Paid Advance in an amount equal to $25.0 million on the date hereof and the Pre-Advance Date for the initial Pre-Paid Advance shall be the date hereof, provided however, the Investor shall pay to the Company the initial Pre-Paid Advance amount as follows: (i) $15.0 million shall be paid on the date hereof, and (ii) $10.0 million shall be paid on the earlier of (y) June 10, 2023, or (z) the date upon which the outstanding balance on the initial portion of the initial Pre-Paid Advance has been reduced below $1.0 million, in both cases, as long as the VWAP for the ten trading days prior to June 10, 2023 or the date when the balance is reduced below $1.0 million, as applicable, is at least $0.60, otherwise, the parties hereto shall mutually agree on the amount and timing of the remaining $10.0 payment.

Section 2.02        Company’s Pre-Paid Advance Obligations.

(a)	Interest. Interest shall accrue on the outstanding balance of any Pre-Paid Advance at an annual rate of 0.0%, provided however, for so long as any Event of Default has occurred and remains uncured, interest shall accrue on the outstanding balance of any Pre-Paid Advance at an annual rate of 15%. Interest shall be calculated on the basis of a 365-day year and the actual number of days elapsed, to the extent permitted by applicable law.

(b)	Maturity. The Company shall pay to the Investor an amount in cash representing any amount of a Pre-Paid Advance that remains outstanding, plus any accrued and unpaid interest thereon, on the date that is 12 months following the Pre-Advance Date of such Pre-Paid Advance, unless otherwise agreed by the parties (the “Maturity Date”).

(c)	Triggering Event. If, any time after the Pre-Advance Date in respect of any Pre-Paid Advance, and from time to time thereafter for so long as any amount of a Pre-Pad Advance remains outstanding, (i) the VWAP is less than the Floor Price for at least 5 Trading Days during a period of 7 consecutive Trading Days (a “Floor Price Trigger”), or (ii) the Company has issued substantially all of the Common Shares available under the Exchange Cap (an “Exchange Cap Trigger”) (the last such day of each such occurrence, a “Trigger Date”), then the Company shall make monthly repayments of amounts outstanding under such Pre-Paid Advance beginning on the 3rd Trading Day after the Trigger Date and continuing on the same day of each successive calendar month until the entire amount of such Pre-Paid Advance balance shall have been paid or until the payment obligation ceases in accordance with this section. Each monthly payment shall be in an amount equal to the sum of (i) $7.5 million, (ii) the Payment Premium in respect of such amount, and (iii) all outstanding accrued and unpaid interest in respect of such Pre-Paid Advance as of each payment date. The obligation of the Company to make monthly payments hereunder shall cease (with respect to any payment that has not yet come due) if any time after the Triggering Date (i) the VWAP is greater than the 120% of the Floor Price for a period of five (5) consecutive Trading Days in the case of a Floor Price Tigger, or (ii) the Exchange Cap no longer applies, in the case of an Exchange Cap Trigger, unless a subsequent Trigger Date occurs.

(d)	Right of Prepayment. The Company at its option shall have the right, but not the obligation, to repay (“Optional Prepayment”) early a portion or all amounts outstanding under a Pre-Paid Advance, except for the last $500,000 of a Pre-Paid Advance, in cash in the Prepayment Amount (as defined below) as described in this Section; provided that (i) at the time of the Prepayment Notice (as defined below), the daily VWAP is less than the Fixed Price at the time of such Prepayment Notice and (ii) the Company provides the Investor with at least 10 Trading Days’ prior written notice (each, a “Prepayment Notice”) of its desire to exercise an Optional Prepayment. Each Prepayment Notice shall be irrevocable and shall specify the outstanding balance of the Pre-Paid Advance to be prepaid and the applicable Payment Premium. The “Prepayment Amount” shall be an amount equal to the sum of (i) the outstanding principal balance being prepaid by the Company, (ii) the Payment Premium in respect of such amount, and (iii) all outstanding accrued and unpaid interest in respect of such Pre-Paid Advance as of each payment date. After receipt of a Prepayment Notice, the Investor shall have 10 Trading Days to elect to deliver Purchase Notices to the Company in respect of any portion of the Pre-Paid Advance outstanding. On the 11th Trading Day after the Prepayment Notice, the Company shall deliver to the Investor the Prepayment Amount with respect to the principal amount prepaid after giving effect to Purchase Notices delivered during the applicable notice period.

(e)	Events of Default. An “Event of Default”, wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body) shall have occurred and be continuing:

(i)	the Company’s failure to pay to the Investor any amount of Pre-Paid Advances or other amounts when and as due and payable hereunder and such failure is not cured within five Business Days;

(ii)	the Company or any Significant Subsidiary of the Company shall commence, or there shall be commenced against the Company or any Significant Subsidiary of the Company under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Company or any Significant Subsidiary of the Company commences, or there shall be commenced against the Company or any Significant Subsidiary of the Company, any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Company or any subsidiary of the Company, in each case which remains un-dismissed for a period of 61 days; or the Company or any Significant Subsidiary of the Company is adjudicated insolvent or bankrupt pursuant to a final, non-appealable order; or any order of relief or other order approving any such case or proceeding is entered; or the Company or any Significant Subsidiary of the Company suffers any appointment of any custodian, private or court appointed receiver or the like for it or any substantial part of its property which continues un-discharged or un-stayed for a period of 61 days; or the Company or any subsidiary of the Company makes a general assignment for the benefit of creditors; or the Company or any subsidiary of the Company shall admit in writing that it is unable to pay its debts generally as they become due; or the Company or any subsidiary of the Company shall call a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or any corporate or other action is taken by the Company or any Significant Subsidiary of the Company for the purpose of effecting any of the foregoing;

(iii)	the Company is a party to (1) any transaction or event (whether by means of a share exchange or tender offer applicable to the ordinary shares, a liquidation, consolidation, recapitalization, reclassification, combination or merger of the Company or a sale, lease or other transfer of all or substantially all of the consolidated assets of the Company) or a series of related transactions or events pursuant to which all of the outstanding ordinary shares of the Company are exchanged for, converted into or constitute solely the right to receive, cash, securities or other property, (2) a consolidation or merger in which the Company is not the surviving corporation, or (3) a sale, assignment, transfer, conveyance or other disposal of all or substantially all of the properties or assets of the Company to another person or entity not affiliated with or under the control of the Company (each of (1), (2) and (3) a “Change in Control”) unless in connection with such Change in Control, the outstanding balance of all Pre-Paid Advances hereunder, and any other amounts owed will be paid in full or the Investor consents to such Change in Control;

(iv)	the Company's (A) failure to deliver the required number of Common Shares to the Investor (I) before the applicable Share Delivery Date, or (II) in the instance of a delay due to extenuating circumstances not attributable to the Company, no later than the end of the 2nd Trading Day immediately following the Share Delivery Date, or (B) notice, written or oral, to the Investor, including by way of public announcement, at any time, of its intention not to comply with a Purchase Notice;

(v)	The Company shall fail for any reason to deliver the payment in cash pursuant to a Buy-In (as defined herein) within five (5) Business Days after such payment is due;

(vi)	the Company or any Significant Subsidiary of the Company shall default in any of its obligations under any debenture or any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or whether or not secured or evidenced any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement of the Company or any subsidiary of the Company in an amount exceeding $1,000,000, whether such indebtedness now exists or shall hereafter be created and such default is not cured within fifteen (15) Business Days;

(vii)	the Common Shares shall cease to be quoted or listed for trading, fail to have a bid price or VWAP, or fail to maintain a trading market on any Primary Market for a period of 10 consecutive Business Days, or otherwise have been suspended or delisted by the SEC, the Nasdaq, or FINRA;

(viii)	the Company shall fail to observe or perform any material covenant, agreement or warranty contained herein;

(ix)	The Company’s failure to timely file with the SEC any Periodic Report on or before the due date of such filing as established by the SEC, it being understood, for the avoidance of doubt, that due date includes any permitted filing deadline extension under Rule 12b-25 under the Exchange Act;

(x)	Any representation or warranty made or deemed to be made by or on behalf of the Company in or in connection with any Transaction Document, or any waiver hereunder or thereunder, shall prove to have been incorrect in any material respect (or, in the case of any such representation or warranty already qualified by materiality, such representation or warranty shall prove to have been incorrect) when made or deemed made;

(xi)	Any material provision of any Transaction Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder, ceases to be in full force and effect; or the Company or any other Person contests in writing the validity or enforceability of any provision of any Transaction Document; or the Company denies in writing that it has any or further liability or obligation under any Transaction Document, or purports in writing to revoke, terminate (other than in line with the relevant termination provisions) or rescind any Transaction Document;

(xii)	The Company shall fail to observe or perform any material covenant, agreement or warranty contained in, or otherwise commit any material breach or default of any provision of this Agreement (except as may be covered by Section 2.02(e)(i) through Section 2.02(e)(x) hereof) or any other Transaction Document, which is not cured or remedied within the time prescribed or if no time is prescribed within ten (10) Business Days.

During the time that any portion of a Pre-Paid Advance is outstanding, if any Event of Default has occurred (other than an event with respect to the Company described in Section 2.02(e)(ii), the full amount outstanding under the Pre-Paid Advances and the Payment Premium, together with interest and other amounts owing in respect thereof, to the date of acceleration shall become at the Investor's election given by notice pursuant to Article XI, immediately due and payable in cash; provided that, in the case of any event with respect to the Company described in Section 2.02(e)(ii), the full amount outstanding under the Pre-Paid Advances and the Payment Premium, together with interest and other amounts owing in respect thereof to the date of acceleration, shall automatically become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company. Furthermore, in addition to any other remedies, the Investor shall have the right (but not the obligation) to submit Purchase Notices (and Advances hereunder) (subject to the limitations set out in Section 3.01(b)(i) and Section 3.01(b)(ii)) at any time after (x) an Event of Default or (y) the Maturity Date at the Purchase Price. The Investor need not provide, and the Company hereby waives, any presentment, demand, protest or other notice of any kind (other than required notice of purchase) and the Investor may immediately enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such declaration may be rescinded and annulled by Investor at any time prior to payment hereunder. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

Article III. Investor’s Advances

Section 3.01        Advances; Mechanics. Upon the terms and subject to the conditions of this Agreement, during the Commitment Period, the Investor, at its sole discretion, shall have the right, but not the obligation, to purchase from the Company, and the Company shall issue and sell to the Investor, Common Shares by the delivery to the Company of Purchase Notices as provided herein.

(a)	Purchase Notice. At any time during the Commitment Period, provided that there is an outstanding balance under a Pre-Paid Advance, the Investor may, by providing written notice to the Company in the form set forth herein as Exhibit A attached hereto (a “Purchase Notice”) require the Company to issue and sell Shares to the Investor, in accordance with the following provisions:

(i)	The Investor shall, in each Purchase Notice, select the amount of the Advance, in its sole discretion, and the timing of delivery; provided that the amount of the Advance shall not exceed the balance owed under all Pre-Paid Advances outstanding on the date of delivery of the Purchase Notice, or result in the Investor exceeding the Advance Limitations set forth in Section 3.01(b).

(ii)	Each Purchase Notice shall be delivered to the Company in accordance with the notice provisions set forth in Article XI.

(iii)	Each Purchase Notice shall set forth the amount of the Advance requested, the number of Shares to be issued by the Company and purchased by the Investor, the Market Price (along with a report by Bloomberg, L.P. indicating the relevant VWAP used in calculating the Market Price), the Purchase Price, the aggregate amount of accrued and unpaid interest of the Pre-Paid Advance (if any) as of the Purchase Notice Date that shall be offset by the issuance of Shares, the aggregate amount of principal of the Pre-Paid Advance as of the Purchase Notice Date that shall be offset by the issuance of Shares, and the total amount of the Pre-Paid Advance that shall be outstanding following the Closing of the Advance.

(b)	Advance Limitations.

(i)	Ownership Limitation; Commitment Amount. In no event shall the number of Common Shares issuable to the Investor pursuant to an Advance cause the aggregate number of Common Shares beneficially owned (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder) by the Investor and its affiliates (on an aggregated basis) to exceed 4.99% of the then outstanding voting power or number of Common Shares (the “Ownership Limitation”). Upon the written request of the Investor, the Company shall promptly (but no later than the next business day on which the transfer agent for the Common Shares is open for business) confirm orally or in writing to the Investor the number of Common Shares then outstanding and upon the written request of the Company, the Investor will inform the Company of the amount of shares the Investor and its affiliates beneficially own as of the date of such request.

(ii)	Compliance with Rules of Principal Market. Notwithstanding anything to the contrary herein, the Company shall not effect any sales under this Agreement and the Investor shall not purchase Common Shares under this Agreement to the extent (but only to the extent) that after giving effect to such purchase and sale the aggregate number of Common Shares issued under this Agreement would exceed 129,776,625 (representing 19.9% of the aggregate amount of Common Shares issued and outstanding as of the date of this Agreement), calculated in accordance with the rules of the Principal Market (such maximum number of shares, the “Exchange Cap”) provided that, the Exchange Cap will not apply if (a) the Company’s stockholders have approved issuances in excess of the Exchange Cap in accordance with the rules of the Principal Market, or (b) the Average Price of all applicable sales of Common Shares hereunder (including any sales covered by an Advance Notice that has been delivered prior to the determination of whether this clause (b) applies) equals or exceed $0.9253 per share (which represents the lower of (i) the Nasdaq Official Closing Price (as reflected on Nasdaq.com) immediately preceding the date of this Agreement provided that if the Agreement is executed after market close on a particular day, the Nasdaq Official Closing Price will determined on the date of the Agreement; or (ii) the average Nasdaq Official Closing Price for the five Trading Days immediately preceding the date of this Agreement, provided that if the Agreement is executed after market close on a particular day, the average Nasdaq Official Closing Price for the five Trading Days immediately preceding that date of this Agreement will determined on the date of the Agreement).

(iii)	Limitation on Advance Amount. The Investor agrees that, except as set forth below, it shall not submit Purchase Notices requesting Advances of more than $7.5 million in respect of the initial Pre-Paid Advance in any consecutive 30-day period. The limitations agreed by the Investor in this Section 3.01(b)(iii) shall not apply (i) at any time upon the occurrence and during the continuance of an Event of Default and (ii) with respect to any Purchase Notice requesting an Advance utilizing a price per share equal to the Fixed Price. The foregoing limitations in this subsection may be waived with the prior written consent of the Company.

(c)	Company’s Obligations to Deliver Common Shares to Investor. On or before the third (3rd) Business Day following the date of receipt of a Purchase Notice (the “Share Delivery Date”), the Company shall (X) if legends are not required to be placed on certificates of Common Stock and provided that the Transfer Agent is participating in The Depository Trust Company's (“DTC”) Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which the Investor shall be entitled to the Investor's or its designee's balance account with DTC through its Deposit/Withdrawal at Custodian (DWAC) system or (Y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the address as specified in the Purchase Notice, a certificate, registered in the name of the Investor or its designee, for the number of shares of Common Stock to which the Investor shall be entitled which certificates shall not bear any restrictive legends unless required pursuant to rules and regulations of the SEC. The Person or Persons entitled to receive the shares of Common Stock issuable hereunder shall be treated for all purposes as the record Investor or holders of such shares of Common Stock upon the transmission of a Purchase Notice.

(d)	Company's Failure to Timely Delivery Shares. If within three (3) Trading Days after the Company's receipt of a copy of a Purchase Notice the Company shall fail to issue and deliver a certificate to the Investor or credit the Investor's balance account with DTC for the number of shares of Common Stock to which the Investor is entitled pursuant to such Purchase Notice (a “Delivery Failure”), and if on or after such date the Investor purchases (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of any sale made by the Investor in reliance on the Purchase Notice and the timely delivery of Shares thereunder (such purchase, a “Buy-In”, provided that the number of shares purchased shall not exceed the number of shares specified in the applicable Purchase Notice), then the Company shall, within three (3) Business Days after the Investor's request and in the Investor's discretion, either (i) pay cash to the Investor in an amount equal to the Investor's total purchase price (including brokerage commissions and other reasonable and documented out of pocket expenses, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company's obligation to deliver such certificate (and to issue such Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to the Investor a certificate or certificates representing such Common Stock and pay cash to the Investor in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the Nasdaq Official Closing Price on the Purchase Notice Date.

(e)	Book-Entry. The Investor and the Company shall maintain records showing the outstanding balance of the Pre-Paid Advances (as well as the number of shares issued pursuant to Purchase Notices).

(f)	Notwithstanding any other provision in this Agreement, the Company and the Investor acknowledge and agree that upon the Investor’s delivery of a valid Purchase Notice the parties shall be deemed to have entered into an unconditional contract binding on both parties for the purchase and sale of Shares pursuant to such Purchase Notice in accordance with the terms of this Agreement and (i) subject to Applicable Laws and (ii) subject to Section 4.09 (Trading Activities), the Investor may sell such Shares.

Section 3.02        Closings. The closing of each Advance and each sale and purchase of Advance Shares (each, a “Closing”) shall take place as soon as practicable on or after each Purchase Notice Date in accordance with the procedures set forth below:

(a)	Promptly after receipt of a Purchase Notice with respect to each Advance (and, in any event, not later than one Trading Day after such receipt), the Company will, or will cause its transfer agent to, electronically transfer such number of Shares to be purchased by the Investor (as set forth in the Purchase Notice) by crediting the Investor’s account or its designee’s account at The Depository Trust Company through its DWAC system or by such other means of delivery as may be mutually agreed upon by the parties hereto, and transmit notification to the Investor that such share transfer has been requested. Promptly upon receipt of such notification, the Investor shall pay to the Company the aggregate purchase price of the Shares (as set forth in the Purchase Notice) by offsetting the amount of the aggregate purchase price of the Shares to be paid by Investor against an equal amount outstanding under a Pre-Paid Advance (first towards accrued and unpaid interest, if any, and then towards outstanding principal as shown in such Purchase Notice). No fractional shares shall be issued, and any fractional amounts shall be rounded to the nearest whole number of shares. To facilitate the transfer of the Common Shares by the Investor, the Common Shares will not bear any restrictive legends so long as there is an effective registration statement covering such Common Shares (it being understood and agreed by the Investor that notwithstanding the lack of restrictive legends, the Investor may only sell such Common Shares in compliance with the requirements of the Securities Act (including any applicable prospectus delivery requirements) or pursuant to an available exemption).

(b)	In connection with each Closing, each of the Company and the Investor shall deliver to the other all documents, instruments and writings expressly required to be delivered by either of them pursuant to this Agreement in order to implement and effect the transactions contemplated herein.

Section 3.03        Hardship. In the event the Investor sells Common Shares of the Company after delivery of a Purchase Notice and the Company fails to perform its obligations as mandated in Section 3.01(c), the Company agrees that in addition to and in no way limiting the rights and obligations set forth in Article VI hereto and in addition to any other remedy to which the Investor is entitled at law or in equity, including, without limitation, specific performance, it will hold the Investor harmless against any loss, claim, damage, or expense (including reasonable legal fees and expenses), as incurred, arising out of or in connection with such default by the Company and acknowledges that irreparable damage may occur in the event of any such default. It is accordingly agreed that the Investor shall be entitled to an injunction or injunctions to prevent such breaches of this Agreement and to specifically enforce (subject to the Securities Act and other rules of the Principal Market), without the posting of a bond or other security, the terms and provisions of this Agreement.

Section 3.04        Completion of Sales Pursuant to the Registration Statement. The Company will be under no further obligation to maintain the effectiveness of the Registration Statement after the earlier to occur of (a) the date on which the Investor has purchased the full Commitment Amount, all Pre-Paid Advances have been fully repaid, and the Investor has completed the subsequent sale of all Shares issued hereunder pursuant to such Pre-Paid Advance (Investor agrees to notify the Company when all subsequent sales are completed) and (b) the 90th day following the termination of this Agreement in accordance with its terms.

Article IV. Representations and Warranties of Investor

The Investor hereby makes the following representations, warranties and covenants to the Company:

Section 4.01        Organization and Authorization. The Investor is duly organized, validly existing and in good standing under the laws of the Cayman Islands and has the requisite corporate power and authority to enter into and perform its obligations under this Agreement, including all transactions contemplated, and to purchase or acquire Shares in accordance with the terms hereof. The decision to invest and the execution and delivery of this Agreement by the Investor, the performance by the Investor of its obligations hereunder and the consummation by the Investor of the transactions contemplated hereby have been duly authorized and require no other proceedings on the part of the Investor. The undersigned has the right, power and authority to execute and deliver this Agreement and all other instruments on behalf of the Investor or its shareholders. This Agreement has been duly executed and delivered by the Investor and, assuming the execution and delivery hereof and acceptance thereof by the Company, will constitute the legal, valid and binding obligations of the Investor, enforceable against the Investor in accordance with its terms.

Section 4.02        Evaluation of Risks. The Investor has such knowledge and experience in financial, tax and business matters as to be capable of evaluating the merits and risks of, and bearing the economic risks entailed by, an investment in the Common Shares of the Company and of protecting its interests in connection with the transactions contemplated hereby. The Investor acknowledges and agrees that its investment in the Company involves a high degree of risk, and that the Investor may lose all or a part of its investment.

Section 4.03        No Legal, Investment or Tax Advice from the Company. The Investor acknowledges that it had the opportunity to review this Agreement and the transactions contemplated by this Agreement with its own legal counsel and investment and tax advisors. The Investor is relying solely on such counsel and advisors and not on any statements or representations of the Company or any of the Company’s representatives or agents for legal, tax, investment or other advice with respect to the Investor’s acquisition of Common Shares hereunder, the transactions contemplated by this Agreement or the laws of any jurisdiction, and the Investor acknowledges that the Investor may lose all or a part of its investment.

Section 4.04        Investment Purpose. The Investor is acquiring the Common Shares for its own account, for investment purposes and not with a view towards, or for resale in connection with, the public sale or distribution thereof, in violation of the Securities Act or any applicable state securities laws; provided, however, that by making the representations herein, the Investor does not agree, or make any representation or warranty, to hold any of the Shares for any minimum or other specific term and reserves the right to dispose of the Shares at any time in accordance with, or pursuant to, a registration statement filed pursuant to this Agreement or an applicable exemption under the Securities Act. The Investor does not presently have any agreement or understanding, directly or indirectly, with any Person to sell or distribute any of the Shares. The Investor is acquiring the Shares hereunder in the ordinary course of its business.

Section 4.05        Accredited Investor. The Investor is an “accredited investor” as that term is defined in Rule 501(a)(3) of Regulation D.

Section 4.06        Information. The Investor and its advisors (and its counsel), if any, have been furnished with all materials relating to the business, finances and operations of the Company and information the Investor deemed material to making an informed investment decision. The Investor and its advisors (and its counsel), if any, have been afforded the opportunity to ask questions of the Company and its management and have received answers to such questions. Neither such inquiries nor any other due diligence investigations conducted by such Investor or its advisors (and its counsel), if any, or its representatives shall modify, amend or affect the Investor’s right to rely on the Company’s representations and warranties contained in this Agreement. The Investor acknowledges and agrees that the Company has not made to the Investor, and the Investor acknowledges and agrees it has not relied upon, any representations and warranties of the Company, its employees or any third party other than the representations and warranties of the Company contained in this Agreement. The Investor understands that its investment involves a high degree of risk. The Investor has sought such accounting, legal and tax advice, as it has considered necessary to make an informed investment decision with respect to the transactions contemplated hereby.

Section 4.07        Not an Affiliate. The Investor is not an officer, director or a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with the Company or any “affiliate” of the Company (as that term is defined in Rule 405 promulgated under the Securities Act).

Section 4.08        No Prior Short Sales. At no time prior to the date of this Agreement has the Investor, its sole member, any of their respective officers, or any entity managed or controlled by the Investor or its sole member, engaged in or effected, in any manner whatsoever, directly or indirectly, for its own principal account, any (i) “short sale” (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of the Common Shares or (ii) hedging transaction, which establishes a net short position with respect to the Common Shares that remains in effect as of the date of this Agreement.

Section 4.09        Trading Activities. The Investor’s trading activities with respect to the Common Shares shall be in compliance with all applicable federal and state securities laws, rules and regulations and the rules and regulations of the Principal Market. Neither the Investor nor its affiliates has any open short position in the Common Shares, nor has the Investor entered into any hedging transaction that establishes a net short position with respect to the Common Shares, and the Investor agrees that it shall not, and that it will cause its affiliates not to, engage in any short sales or hedging transactions with respect to the Common Shares; provided that the Company acknowledges and agrees that upon delivery of a Purchase Notice the Investor has the right to sell (a) the Shares to be issued to the Investor pursuant to the Purchase Notice prior to receiving such Shares, or (b) other Common Shares sold by the Company to Investor pursuant to this Agreement and which the Company has continuously held as a long position.

Article V. Representations and Warranties of the Company

Except as set forth under the corresponding section of the disclosure schedule, if any (dated as of the date of this Agreement), delivered to the Investor by the Company on the date of this Agreement (the “Disclosure Schedule”) which Disclosure Schedule shall be deemed a part hereof and to qualify any representation or warranty otherwise made herein to the extent of such disclosure, the Company hereby makes the representations and warranties set forth below to the Investor:

Section 5.01       Organization and Qualification. Each of the Company and each subsidiary of the Company (each a “Subsidiary” and collectively, the “Subsidiaries”) that is a significant subsidiary, as defined in Rule 1-02(w) of Regulation S-X of the Exchange Act (each a “Significant Subsidiary” and collectively, the “Significant Subsidiaries”) is an entity duly organized and validly existing under the laws of their respective jurisdiction of organization, and has the requisite power and authority to own its properties and to carry on its business as now being conducted. Each of the Company and its Significant Subsidiaries is duly qualified to do business and is in good standing (to the extent applicable) in every jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect.

Section 5.02        Authorization, Enforcement, Compliance with Other Instruments. The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement, and the other Transaction Documents and to issue the Shares in accordance with the terms hereof and thereof. The execution and delivery by the Company of this Agreement and the other Transaction Documents, and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Common Shares) have been or (with respect to consummation) will be duly authorized by the Company’s board of directors and no further consent or authorization will be required by the Company, its board of directors or its stockholders. This Agreement, and the other Transaction Documents to which it is a party have been (or, when executed and delivered, will be) duly executed and delivered by the Company and, assuming the execution and delivery thereof and acceptance by the Investor, constitute (or, when duly executed and delivered, will be) the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or other laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies and except as rights to indemnification and to contribution may be limited by federal or state securities law. “Transaction Documents” means, collectively, this Agreement, and each of the other agreements and instruments entered into or delivered by any of the parties hereto in connection with the transactions contemplated hereby and thereby, as may be amended from time to time.

Section 5.03        Authorization of the Shares. The Shares to be issued under this Agreement have been, or with respect to Shares to be purchased by the Investor pursuant to an Purchase Notice, will be, when issued and delivered pursuant to the terms approved by the board of directors of the Company or a duly authorized committee thereof, or a duly authorized executive committee, against payment therefor as provided herein, duly and validly authorized and issued and fully paid and nonassessable, free and clear of any pledge, lien, encumbrance, security interest or other claim, including any statutory or contractual preemptive rights, resale rights, rights of first refusal or other similar rights. The Shares, when issued, will conform to the description thereof set forth in or incorporated into the Prospectus.

Section 5.04        No Conflict. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Common Shares) will not (i) result in a violation of the certificate of incorporation or other organizational documents of the Company or its Significant Subsidiaries (with respect to consummation, as the same may be amended prior to the date on which any of the transactions contemplated hereby are consummated), (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or its Significant Subsidiaries is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or its Significant Subsidiaries or by which any property or asset of the Company or its Significant Subsidiaries is bound or affected except, in the case of clause (ii) or (iii) above, to the extent such violations that would not reasonably be expected to have a Material Adverse Effect.

Section 5.05        SEC Documents; Financial Statements. The Company has timely filed (giving effect to permissible extensions in accordance with Rule 12b-25 under the Exchange Act) all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the Exchange Act for the two years preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such material) (all of the foregoing filed prior to the date hereof, and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein, and all registration statements filed by the Company under the Securities Act (including any Registration Statements filed hereunder), being hereinafter referred to as the “SEC Documents”). The Company has made available to the Investor through the SEC’s website at http://www.sec.gov, true and complete copies of the SEC Documents. As of their respective dates (or, with respect to any filing that has been amended or superseded, the date of such amendment or superseding filing), the SEC Documents complied as to form in all material respects with the requirements of the Exchange Act or the Securities Act, as applicable, and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 5.06        Financial Statements. The consolidated financial statements of the Company included or incorporated by reference in SEC Documents, together with the related notes and schedules, present fairly, in all material respects, the consolidated financial position of the Company and the Subsidiaries as of the dates indicated and the consolidated results of operations, cash flows and changes in stockholders’ equity of the Company for the periods specified and have been prepared in compliance with the requirements of the Securities Act and Exchange Act and in conformity with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis (except for (i) such adjustments to accounting standards and practices as are noted therein, (ii) in the case of unaudited interim financial statements, to the extent such financial statements may not include footnotes required by GAAP or may be condensed or summary statements and (iii) such adjustments which will not be material, either individually or in the aggregate) during the periods involved; the other financial and statistical data with respect to the Company and the Subsidiaries (as defined below) contained or incorporated by reference in the SEC Documents are accurately and fairly presented and prepared on a basis consistent with the financial statements and books and records of the Company; there are no financial statements (historical or pro forma) that are required to be included or incorporated by reference in the SEC Documents that are not included or incorporated by reference as required; the Company and the Subsidiaries (as defined below) do not have any material liabilities or obligations, direct or contingent (including any off-balance sheet obligations), not described in the SEC Documents (excluding the exhibits thereto); and all disclosures contained or incorporated by reference in the SEC Documents regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the SEC) comply in all material respects with Regulation G of the Exchange Act and Item 10 of Regulation S-K under the Securities Act, to the extent applicable. The interactive data in eXtensible Business Reporting Language included or incorporated by reference in the SEC Documents fairly presents the information called for in all material respects and has been prepared in accordance with the SEC’s rules and guidelines applicable thereto.

Section 5.07        Registration Statement and Prospectus. The Company and the transactions contemplated by this Agreement meet the requirements for and comply with the conditions for the use of Form S-3 under the Securities Act. Each Registration Statement and the offer and sale of Shares as contemplated hereby, if and when filed, will meet the requirements of Rule 415 under the Securities Act and shall comply in all material respects with said Rule. Any statutes, regulations, contracts or other documents that are required to be described in a Registration Statement or a Prospectus, or to be filed as exhibits to a Registration Statement have been so described or filed. Copies of each Registration Statement, any Prospectus, and any such amendments or supplements thereto and all documents incorporated by reference therein that were filed with the SEC on or prior to the date of this Agreement have been delivered, or are available through EDGAR, to the Investor and its counsel. The Company has not distributed and, prior to the later to occur of each Closing and completion of the distribution of the Shares, will not distribute any offering material in connection with the offering or sale of the Shares other than a Registration Statement and the Prospectus.

Section 5.08        No Material Misstatement or Omission. Each Registration Statement, when it became or becomes effective, and any Prospectus, on the date of such Prospectus or amendment or supplement, conformed and will conform in all material respects as to form with the requirements of the Securities Act. At each Purchase Notice Date, the Registration Statement, and the Prospectus, as of such date, will conform in all material respects as to form with the requirements of the Securities Act. Each Registration Statement, when it became or becomes effective, did not, and will not, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. Each Prospectus did not, or will not, include an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The documents incorporated by reference in a Prospectus or any Prospectus Supplement did not, and any further documents filed and incorporated by reference therein will not, when filed with the SEC, contain an untrue statement of a material fact or omit to state a material fact required to be stated in such document or necessary to make the statements in such document, in light of the circumstances under which they were made, not misleading. The foregoing shall not apply to statements in, or omissions from, any such document made in reliance upon, and in conformity with, information furnished to the Company by the Investor specifically for use in the preparation thereof.

Section 5.09        Conformity with Securities Act and Exchange Act. Each Registration Statement, each Prospectus or any amendment or supplement thereto, and the documents incorporated by reference in each Registration Statement, Prospectus or any amendment or supplement thereto, when such documents were or are filed with the SEC under the Securities Act or the Exchange Act or became or become effective under the Securities Act, as the case may be, conformed or will conform in all material respects as to form with the requirements of the Securities Act and the Exchange Act, as applicable.

Section 5.10        Equity Capitalization. As of the date hereof, the authorized capital of the Company consists of 900,000,000 Common Shares authorized, and as of the date hereof, 652,143,844 Common Shares are outstanding.

The Common Shares are registered pursuant to Section 12(b) of the Exchange Act and are currently listed on the Principal Market under the trading symbol “NUTX.” The Company has taken no action designed to, or reasonably likely to have the effect of, terminating the registration of the Common Shares under the Exchange Act, delisting the Common Shares from the Principal Market, nor has the Company received any notification that the SEC or the Principal Market is contemplating terminating such registration or listing. To the Company’s knowledge, it is in compliance with all applicable listing requirements of the Principal Market.

Section 5.11        Intellectual Property Rights. The Company and its Subsidiaries own or possess adequate rights or licenses to use all material trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and rights, if any, necessary to conduct their respective businesses as now conducted, except as would not cause a Material Adverse Effect. The Company and its Subsidiaries have not received written notice of any infringement by the Company or its Subsidiaries of trademark, trade name rights, patents, patent rights, copyrights, inventions, licenses, service names, service marks, service mark registrations, or trade secrets, except as would not cause a Material Adverse Effect. To the knowledge of the Company, there is no material claim, action or proceeding being made or brought against, or to the Company’s knowledge, being threatened against the Company or its Subsidiaries regarding trademark, trade name, patents, patent rights, invention, copyright, license, service names, service marks, service mark registrations, trade secret or other infringement; and, except as would not cause a Material Adverse Effect, the Company is not aware of any facts or circumstances which might give rise to any of the foregoing.

Section 5.12        Employee Relations. Neither the Company nor any of its Subsidiaries is involved in any labor dispute nor, to the knowledge of the Company or any of its Subsidiaries, is any such dispute threatened, in each case which is reasonably likely to cause a Material Adverse Effect.

Section 5.13        Environmental Laws. The Company and its Subsidiaries (i) have not received written notice alleging any failure to comply in all material respects with all Environmental Laws (as defined below), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) have not received written notice alleging any failure to comply with all terms and conditions of any such permit, license or approval where, in each of the foregoing clauses (i), (ii) and (iii), the failure to so comply would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. The term “Environmental Laws” means all applicable federal, state and local laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

Section 5.14       Title. Except as would not cause a Material Adverse Effect and as disclosed in the SEC Documents, the Company (or its Significant Subsidiaries) have indefeasible fee simple or leasehold title to its properties and material assets owned by it, free and clear of any pledge, lien, security interest, encumbrance, claim or equitable interest other than such as are not material to the business of the Company. Any real property and facilities held under lease by the Company and its Significant Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and its Significant Subsidiaries.

Section 5.15        Insurance. The Company and each of its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company and its Subsidiaries are engaged. The Company has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

Section 5.16        Regulatory Permits. Except as would not cause a Material Adverse Effect, the Company and its Significant Subsidiaries possess all material certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to own their respective businesses, and neither the Company nor any such Significant Subsidiary has received any written notice of proceedings relating to the revocation or modification of any such certificate, authorization or permits.

Section 5.17        Internal Accounting Controls. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, and management is not aware of any material weaknesses that are not disclosed in the SEC Documents as and when required.

Section 5.18        Absence of Litigation. Except as disclosed in the SEC Documents, there is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending against or affecting the Company, the Common Shares or any of the Subsidiaries that is required to be disclosed therein, wherein an unfavorable decision, ruling or finding would have a Material Adverse Effect.

Section 5.19        Tax Status. Except as would not have a Material Adverse Effect, each of the Company and its Subsidiaries (i) has timely made or filed all foreign, federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has timely paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and (iii) has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. Except as would not have a Material Adverse Effect, the Company has not received written notification any unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company and its Subsidiaries know of no basis for any such claim where failure to pay would cause a Material Adverse Effect.

Section 5.20        Certain Transactions. Except as disclosed in the SEC Documents or as not required to be disclosed pursuant to Applicable Laws, none of the officers or directors of the Company is presently a party to any transaction with the Company (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer or director, or to the knowledge of the Company, any corporation, partnership, trust or other entity in which any officer or director has a substantial interest or is an officer, director, trustee or partner.

Section 5.21        Rights of First Refusal. The Company is not obligated to offer the Common Shares offered hereunder on a right of first refusal basis to any third parties including, but not limited to, current or former stockholders of the Company, underwriters, brokers, agents or other third parties.

Section 5.22        Dilution. The Company is aware and acknowledges that issuance of Common Shares hereunder could cause dilution to existing stockholders and could significantly increase the outstanding number of Common Shares.

Section 5.23        Acknowledgment Regarding Investor’s Purchase of Shares. The Company acknowledges and agrees that the Investor is acting solely in the capacity of an arm’s length investor with respect to this Agreement and the transactions contemplated hereunder. The Company further acknowledges that the Investor is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereunder and any advice given by the Investor or any of its representatives or agents in connection with this Agreement and the transactions contemplated hereunder is merely incidental to the Investor’s purchase of the Shares hereunder. The Company is aware and acknowledges that it shall not be able to request Advances under this Agreement if the Registration Statement is not effective or if any issuances of Common Shares pursuant to any Advances would violate any rules of the Principal Market. The Company acknowledged and agrees that it is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated by this Agreement.

Section 5.24        Finder’s Fees. Neither the Company nor any of the Subsidiaries has incurred any liability for any finder’s fees, brokerage commissions or similar payments in connection with the transactions herein contemplated.

Section 5.25        Relationship of the Parties. Neither the Company, nor any of its subsidiaries, affiliates, nor any person acting on its or their behalf is a client or customer of the Investor or any of its affiliates and neither the Investor nor any of its affiliates has provided, or will provide, any services to the Company or any of its affiliates, its subsidiaries, or any person acting on its or their behalf. The Investor’s relationship to Company is solely as investor as provided for in the Transaction Documents.

Section 5.26        Forward-Looking Statements. No forward-looking statement (within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act) contained in the Registration Statement or a Prospectus will be made or reaffirmed without a reasonable basis or will be disclosed other than in good faith.

Section 5.27        Compliance with Laws. To its knowledge, and other than as disclosed in the SEC Documents, the Company and each of its Subsidiaries are in compliance with Applicable Laws; the Company has not received a notice of non-compliance, nor knows of, nor has reasonable grounds to know of, any facts that any director, officer, or employee of the Company or any Subsidiary nor, to the Company’s knowledge, any agent, affiliate or other person acting on behalf of the Company or any Subsidiary, has not complied with Applicable Laws, or could give rise to a notice of non-compliance with Applicable Laws, and is not aware of any pending change or contemplated change to any applicable law or regulation or governmental position; in each case that would have a Material Adverse Effect on the business of the Company or the business or legal environment under which the Company operates.

Section 5.28        Sanctions Matters. Neither the Company nor any of its Subsidiaries (collectively, the “Entity”), nor any director, officer of the Company nor, to the knowledge of the Company, any employee, agent, affiliate or representative of the Company or any director or officer of any Subsidiary, is a Person that is, or is owned or controlled by a Person that is (i) the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Asset Control (“OFAC”), the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authorities, including, without limitation, designation on OFAC’s Specially Designated Nationals and Blocked Persons List or OFAC’s Foreign Sanctions Evaders List or other relevant sanctions authority (collectively, “Sanctions”), nor (ii) located, organized or resident in a country or territory that is the subject of Sanctions that broadly prohibit dealings with that country or territory (including, without limitation, the Crimea, Zaporizhzhia and Kherson regions, the Donetsk People’s Republic and Luhansk People’s Republic in Ukraine, Cuba, Iran, North Korea, Sudan and Syria (the “Sanctioned Countries”)). The Entity will not, directly or, to its knowledge, indirectly, use the proceeds from the sale of Shares, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person (a) to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions or is a Sanctioned Country, or (b) in any other manner that will result in a violation of Sanctions or Applicable Laws by any Person (including any Person participating in the transactions contemplated by this agreement, whether as underwriter, advisor, investor or otherwise). For the past five years, the Entity has not engaged in, and is now not engaged in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions or was a Sanctioned Country.

Article VI. Indemnification

The Investor and the Company represent to the other the following with respect to itself:

Section 6.01        Indemnification by the Company. In consideration of the Investor’s execution and delivery of this Agreement, and in addition to all of the Company’s other obligations under this Agreement, the Company shall defend, protect, indemnify and hold harmless the Investor and its investment manager, Yorkville Advisors Global, LP, and each of their respective officers, directors, managers, members, partners, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) and each person who controls the Investor within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Investor Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and reasonable and documented expenses in connection therewith (irrespective of whether any such Investor Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by the Investor Indemnitees or any of them as a result of, or arising out of, or relating to (a) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement for the registration of the Shares as originally filed or in any amendment thereof, or in any related prospectus, or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Investor specifically for inclusion therein; (b) any material misrepresentation or breach of any material representation or material warranty made by the Company in this Agreement or any other certificate, instrument or document contemplated hereby or thereby; or (c) any material breach of any material covenant, material agreement or material obligation of the Company contained in this Agreement or any other certificate, instrument or document contemplated hereby or thereby. To the extent that the foregoing undertaking by the Company may be unenforceable under Applicable Law, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities, which is permissible under Applicable Law.

Section 6.02       Indemnification by the Investor. In consideration of the Company’s execution and delivery of this Agreement, and in addition to all of the Investor’s other obligations under this Agreement, the Investor shall defend, protect, indemnify and hold harmless the Company and all of its officers, directors, stockholders, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) and each person who controls the Investor within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Company Indemnitees”) from and against any and all Indemnified Liabilities incurred by the Company Indemnitees or any of them as a result of, or arising out of, or relating to (a) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement for the registration of the Shares as originally filed or in any amendment thereof, or in any related prospectus, or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the Investor will only be liable for written information relating to the Investor furnished to the Company by or on behalf of the Investor specifically for inclusion in the documents referred to in the foregoing indemnity, and will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Investor by or on behalf of the Company specifically for inclusion therein; (b) any misrepresentation or breach of any representation or warranty made by the Investor in this Agreement or any instrument or document contemplated hereby or thereby executed by the Investor; or (c) any breach of any covenant, agreement or obligation of the Investor contained in this Agreement or any other certificate, instrument or document contemplated hereby or thereby executed by the Investor. To the extent that the foregoing undertaking by the Investor may be unenforceable under Applicable Laws, the Investor shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities, which is permissible under Applicable Laws.

Section 6.03        Notice of Claim. Promptly after receipt by an Investor Indemnitee or Company Indemnitee of notice of the commencement of any action or proceeding (including any governmental action or proceeding) involving an Indemnified Liability, such Investor Indemnitee or Company Indemnitee, as applicable, shall, if a claim for an Indemnified Liability in respect thereof is to be made against any indemnifying party under this Article VI, deliver to the indemnifying party a written notice of the commencement thereof; but the failure to so notify the indemnifying party will not relieve it of liability under this Article VI except to the extent the indemnifying party is prejudiced by such failure. The indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume control of the defense thereof with counsel mutually reasonably satisfactory to the indemnifying party and the Investor Indemnitee or Company Indemnitee, as the case may be; provided, however, that an Investor Indemnitee or Company Indemnitee shall have the right to retain its own counsel with the actual and reasonable third party fees and expenses of not more than one counsel for such Investor Indemnitee or Company Indemnitee to be paid by the indemnifying party, if, in the reasonable opinion of counsel retained by the indemnifying party, the representation by such counsel of the Investor Indemnitee or Company Indemnitee and the indemnifying party would be inappropriate due to actual or potential differing interests between such Investor Indemnitee or Company Indemnitee and any other party represented by such counsel in such proceeding. The Investor Indemnitee or Company Indemnitee shall cooperate fully with the indemnifying party in connection with any negotiation or defense of any such action or claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the Investor Indemnitee or Company Indemnitee which relates to such action or claim. The indemnifying party shall keep the Investor Indemnitee or Company Indemnitee reasonably apprised as to the status of the defense or any settlement negotiations with respect thereto. No indemnifying party shall be liable for any settlement of any action, claim or proceeding effected without its prior written consent, provided, however, that the indemnifying party shall not unreasonably withhold, delay or condition its consent. No indemnifying party shall, without the prior written consent of the Investor Indemnitee or Company Indemnitee, consent to entry of any judgment or enter into any settlement or other compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Investor Indemnitee or Company Indemnitee of a release from all liability in respect to such claim or litigation. Following indemnification as provided for hereunder, the indemnifying party shall be subrogated to all rights of the Investor Indemnitee or Company Indemnitee with respect to all third parties, firms or corporations relating to the matter for which indemnification has been made. The indemnification required by this Article VI shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received and payment therefor is due.

Section 6.04        Remedies. The remedies provided for in this Article VI are not exclusive and shall not limit any right or remedy which may be available to any indemnified person at law or equity. The obligations of the parties to indemnify or make contribution under this Article VI shall survive expiration or termination of this Agreement for a period of three years.

Section 6.05        Limitation of liability. Notwithstanding the foregoing, no party shall be entitled to recover from the other party for punitive, indirect, incidental or consequential damages.

Article VII.
Additional Covenants

The Company covenants with the Investor, and the Investor covenants with the Company, as follows, which covenants of one party are for the benefit of the other party, during the Commitment Period (and with respect to the Company, for the period following the termination of this Agreement specified in Article X pursuant to and in accordance with Article X:

Section 7.01        Registration Statement.

(a)	The Registration Statement. The Company has filed, in accordance with the provisions of the Securities Act and the rules and regulations thereunder, with the SEC a shelf registration statement on Form S-3 (File Number 333-270886) (the “Initial Registration Statement”) including a base prospectus, with respect to the issuance and sale of securities by the Company, including Common Shares, which contains, among other things a Plan of Distribution section disclosing the methods by which the Company may sell the Common Shares. The Initial Registration Statement was declared effective on April 7, 2023 and remains in effect on the date hereof. Except where the context otherwise requires, the Initial Registration Statement, as amended when it became effective, including all documents filed as part thereof or incorporated by reference therein, and including any information contained in a Prospectus subsequently filed with the SEC pursuant to Rule 424(b) under the Securities Act or deemed to be a part of the Initial Registration Statement pursuant to Rule 430B of the Securities Act, is herein called the “Registration Statement.”

(b)	Initial Disclosure. Promptly after the execution of this Agreement, the Company shall file with the SEC a current report on Form 8-K or such other appropriate form as determined by counsel to the Company (the “Current Report”), relating to the transactions contemplated by this Agreement and a Prospectus Supplement pursuant to Rule 424(b) of the Securities Act disclosing all information relating to the transaction contemplated hereby required to be disclosed therein and an updated Plan of Distribution, including, without limitation, the name of the Investor, the amount of the Shares being offered hereunder, the terms of the offering, the purchase price of the Shares, and other material terms of the offering, and any other information or disclosure necessary to register the transactions contemplated herein (collectively, the “Initial Disclosure”) and shall provide the Investor with adequate opportunity to review the Initial Disclosure prior to its filing. To the extent required, promptly after each Purchase Notice Date, the Company shall file with the SEC a Prospectus Supplement pursuant to Rule 424(b) of the Securities Act disclosing all information relating to the particular Advance to be disclosed therein, including, without limitation, the number of Shares offered and the purchase price of the Shares, and other material terms of the particular offering, and any other information or disclosure necessary to register the Shares issued pursuant to such Advance.

(c)	Maintaining a Registration Statement. The Company shall use commercially reasonable efforts to maintain the effectiveness of any Registration Statement with respect to the Shares at all times there are outstanding Pre-Paid Advances. Notwithstanding anything to the contrary contained in this Agreement, the Company shall ensure that, when filed, each Registration Statement (including, without limitation, all amendments and supplements thereto) and the prospectus (including, without limitation, all amendments and supplements thereto) used in connection with such Registration Statement shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein (in the case of prospectuses, in the light of the circumstances in which they were made) not misleading.

(d)	Filing Procedures. Not less than one business day prior to the filing of a Registration Statement and not less than one business day prior to the filing of any related amendments and supplements to any Registration Statement (except for any amendments or supplements caused by the filing of any annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any similar or successor reports), the Company shall furnish to the Investor copies of all such documents proposed to be filed, which documents (other than those filed pursuant to Rule 424 promulgated under the Securities Act) will be subject to the reasonable and prompt review of the Investor. The Investor shall furnish comments on a Registration Statement and any related amendment and supplement to a Registration Statement to the Company within 24 hours of the receipt thereof. If the Investor fails to provide comments to the Company within such 24-hour period, then the Registration Statement, related amendment or related supplement, as applicable, shall be deemed accepted by the Investor in the form originally delivered by the Company to the Investor.

(e)	Delivery of Final Documents. The Company shall furnish to the Investor without charge, (i) at least one copy of each Registration Statement as declared effective by the SEC and any amendment(s) thereto, including financial statements and schedules, all documents incorporated therein by reference, all exhibits and each preliminary prospectus, (ii) at the request of the Investor, at least one copy of the final prospectus included in such Registration Statement and all amendments and supplements thereto (or such other number of copies as the Investor may reasonably request) and (iii) such other documents as the Investor may reasonably request from time to time in order to facilitate the disposition of the Common Shares owned by the Investor pursuant to a Registration Statement. Filing of the forgoing with the SEC via its EDGAR system shall satisfy the requirements of this Section.

(f)	Amendments and Other Filings. The Company shall (i) prepare and file with the SEC such amendments (including post-effective amendments) and supplements to a Registration Statement and the related prospectus used in connection with such Registration Statement, and (ii) all Periodic Reports as may be necessary to keep such Registration Statement effective at all times during the Commitment Period.

(g)	Blue-Sky. The Company shall use its commercially reasonable efforts to, if required by Applicable Laws, (i) register and qualify the Common Shares covered by a Registration Statement under such other securities or “blue sky” laws of such jurisdictions in the United States as the Investor reasonably requests, (ii) prepare and file in those jurisdictions, such amendments (including post-effective amendments) and supplements to such registrations and qualifications as may be necessary to maintain the effectiveness thereof during the Commitment Period, (iii) take such other actions as may be necessary to maintain such registrations and qualifications in effect at all times during the Commitment Period, and (iv) take all other actions reasonably necessary or advisable to qualify the Common Shares for sale in such jurisdictions; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to (w) make any change to its Certificate of Incorporation or Bylaws or any other organizational documents of the Company or any of its Subsidiaries, (x) qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 7.01(g), (y) subject itself to general taxation in any such jurisdiction, or (z) file a general consent to service of process in any such jurisdiction. The Company shall promptly notify the Investor of the receipt by the Company of any notification with respect to the suspension of the registration or qualification of any of the Common Shares for sale under the securities or “blue sky” laws of any jurisdiction in the United States or its receipt of actual notice of the initiation or threat of any proceeding for such purpose.

Section 7.02        Listing of Common Shares. As of each Purchase Notice Date, the Company will use its commercially reasonable efforts to cause the Shares to be listed on the Principal Market.

Section 7.03        Opinion of Counsel. Prior to the date of the delivery by the Company of the first Request, the Investor shall have received an opinion letter from counsel to the Company in form and substance reasonably satisfactory to the Investor.

Section 7.04        Exchange Act Registration. The Company will use commercially reasonable efforts to file in a timely manner all reports and other documents required of it as a reporting company under the Exchange Act and will not take any action or file any document (whether or not permitted by Exchange Act or the rules thereunder) to terminate or suspend its reporting and filing obligations under the Exchange Act.

Section 7.05        Transfer Agent Instructions. During the Commitment Period and subject to Applicable Laws, the Company shall cause (including, if necessary, by causing legal counsel for the Company to deliver an opinion) the transfer agent for the Common Shares to remove restrictive legends from Common Shares purchased by the Investor pursuant to this Agreement, provided that counsel for the Company shall have been furnished with such documents as they may require for the purpose of enabling them to render the opinions or make the statements requested by the transfer agent, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the covenants, obligations or conditions, contained herein.

Section 7.06        Corporate Existence. The Company will use commercially reasonable efforts to preserve and continue the corporate existence of the Company during the Commitment Period.

Section 7.07        Notice of Certain Events Affecting Registration; Suspension of Right to Request a Pre-Paid Advance. The Company will promptly notify the Investor, and confirm in writing, upon its becoming aware of the occurrence of any of the following events in respect of a Registration Statement or related Prospectus (in each of which cases the information provided to Investor will be kept strictly confidential): (i) except for requests made in connection with SEC investigations, receipt of any request for additional information by the SEC or any other Federal or state governmental authority during the period of effectiveness of the Registration Statement or any request for amendments or supplements to the Registration Statement or related Prospectus; (ii) the issuance by the SEC or any other Federal governmental authority of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose; (iii) receipt of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Common Shares for sale in any jurisdiction or the initiation or written threat of any proceeding for such purpose; (iv) the happening of any event that makes any statement made in the Registration Statement or related Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in the Registration Statement, related Prospectus or documents so that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the related Prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or of the necessity to amend the Registration Statement or supplement a related Prospectus to comply with the Securities Act or any other law; (v) the Company’s reasonable determination that a post-effective amendment to the Registration Statement would be appropriate and the Company will promptly make available to the Investor any such supplement or amendment to the related Prospectus. The Investor shall not deliver to the Company any Purchase Notice, and the Company shall not sell any Shares pursuant to any pending Purchase Notice, during the continuation of any of the foregoing events (each of the events described in the immediately preceding clauses (i) through (v), inclusive, a “Material Outside Event”). The Company shall be obligated to cure any Material Outside Event within 10 Trading Days.

Section 7.08        Market Activities. The Company will not, directly or indirectly, take any action designed to cause or result in, or that constitutes or might reasonably be expected to constitute, the stabilization or manipulation of the price of any security of the Company under Regulation M of the Exchange Act.

Section 7.09        Expenses. The Company, whether or not the transactions contemplated hereunder are consummated or this Agreement is terminated, will pay all expenses incident to the performance of its obligations hereunder, including but not limited to (i) the preparation, printing and filing of the Registration Statement and each amendment and supplement thereto, of each prospectus and of each amendment and supplement thereto; (ii) the preparation, issuance and delivery of any Shares issued pursuant to this Agreement, (iii) all fees and disbursements of the Company’s counsel, accountants and other advisors (but not, for the avoidance doubt, the fees and disbursements of Investor’s counsel, accountants and other advisors), (iv) the qualification of the Shares under securities laws in accordance with the provisions of this Agreement, including filing fees in connection therewith, (v) the printing and delivery of copies of any prospectus and any amendments or supplements thereto, (vi) the fees and expenses incurred in connection with the listing or qualification of the Shares for trading on the Principal Market, or (vii) filing fees of the SEC and the Principal Market.

Section 7.10        Current Report. From and after the filing of the Current Report with the SEC, the Company shall have publicly disclosed all material, nonpublic information delivered to the Investor (or the Investor’s representatives or agents) by the Company or any of its Subsidiaries, or any of their respective officers, directors, employees, agents or representatives (if any) in connection with the Company and any of its Subsidiaries.  The Company understands and confirms that the Investor will rely on the foregoing representations in effecting resales of Shares under the Registration Statement.

Section 7.11        Use of Proceeds. The proceeds from Pre-Paid Advances paid to the Company by the Investor or from the sale of the Shares by the Company to Investor shall be used by the Company in the manner as will be set forth in the Prospectus included in any Registration Statement (and any post-effective amendment thereto) and any Prospectus Supplement thereto filed pursuant to this Agreement, and in accordance with the terms and conditions of this Agreement. In no event shall the Company (i) use more than $10.0 million of proceeds from the initial Pre-Paid Advance to buy back shares from existing shareholders of the Company, and (ii) buy back any such shares from an existing shareholder unless such shareholder enters into a Lock-up Agreement in respect of the remaining balance of shares held by such shareholder.

Section 7.12        Compliance with Laws. The Company shall comply in all material respects with all Applicable Laws.

Section 7.13        Selling Restrictions. (i) Except as expressly set forth below, the Investor covenants that from and after the date hereof through and including the Trading Day next following the expiration or termination of this Agreement as provided in Section 10.01 (the “Restricted Period”), none of the Investor any of its officers, or any entity managed or controlled by the Investor (collectively, the “Restricted Persons” and each of the foregoing is referred to herein as a “Restricted Person”) shall, directly or indirectly, (i) engage in any “short sale” (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of the Common Shares or (ii) engage in any hedging transaction, which establishes a net short position with respect to the Common Shares, with respect to each of clauses (i) and (ii) hereof, either for its own principal account or for the principal account of any other Restricted Person. Notwithstanding the foregoing, it is expressly understood and agreed that nothing contained herein shall (without implication that the contrary would otherwise be true) prohibit any Restricted Person during the Restricted Period from: (1) selling “long” (as defined under Rule 200 promulgated under Regulation SHO) the Shares; or (2) selling a number of Common Shares equal to the number of Shares that such Restricted Person is unconditionally obligated to purchase under a pending Purchase Notice but has not yet received from the Company or the Transfer Agent pursuant to this Agreement (which such sales may be coded as “short exempt” by broker-dealers executing sell orders on behalf of the Investor).

Section 7.14        Assignment. Neither this Agreement nor any rights or obligations of the parties hereto may be assigned to any other Person.

Section 7.15        No Frustration; No Variable Rate Transactions.

(a)	No Frustration. The Company shall not enter into, announce or recommend to its stockholders any agreement, plan, arrangement or transaction in or of which the terms thereof would restrict, materially delay, conflict with or impair the ability or right of the Company to perform its obligations under the Transaction Documents to which it is a party, including, without limitation, the obligation of the Company to deliver the Shares to the Investor in respect of a Purchase Notice.

(b)	No Variable Rate Transactions. The Company shall not effect or enter into an agreement to effect any issuance by the Company or any of its Subsidiaries of Common Shares or any security which entitles the holder to acquire Common Shares (or a combination of units thereof) involving a Variable Rate Transaction, other than (i) with the Investor, (ii) in connection with the purchase agreement dated November 14, 2022 with Lincoln Park Capital Fund, LLC (the “Lincoln Park Equity Line”), or (iii) with the prior written consent of the Investor. The Investor shall be entitled to seek injunctive relief against the Company and its Subsidiaries to preclude any such issuance, which remedy shall be in addition to any right to collect damages, without the necessity of showing economic loss and without any bond or other security being required. The Company shall not use the Lincoln Park Equity Line at any time while the outstanding balance under all Pre-Paid Advances is $1,000,000 or more, or in the period of time between the delivery of a Request to the Investor and the Pre-Advance Date in respect to such Request.

Section 7.16        Material Non-Public Information. The Company covenants and agrees that, other than with the Investor’s prior consent, it shall refrain from disclosing, and shall cause its officers, directors, employees and agents to refrain from disclosing, any material non-public information (as determined under the Securities Act, the Exchange Act, or the rules and regulations of the SEC) to the Investor without also disseminating such information to the public within a reasonable time period thereafter, unless prior to disclosure of such information the Company identifies such information as being material non-public information and provides the Investor with the opportunity to accept or refuse to accept such material non-public information for review.

Section 7.17       Reservation of Common Shares; Stockholder Vote. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock solely for the purpose of issuance under this Agreement, as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the Investor, the maximum number of Common Shares that may be issuable pursuant to all outstanding Prep-Paid Advances (calculated based on the Floor Price as of the date of determination and without taking into account any of the limitations set forth herein (the “Required Reserve Amount”). The Company covenants that Common Shares that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid, nonassessable. If at any time the number of shares of Common Stock authorized to be issued is not sufficient to meet the Required Reserve Amount, the Company will promptly take all corporate action necessary to authorize and reserve a sufficient number of shares, including, without limitation, calling a special meeting of stockholders to authorize additional shares to meet the Company's obligations pursuant to the Transaction Documents, in the case of an insufficient number of authorized shares, recommending that stockholders vote in favor of an increase in such authorized number of shares sufficient to meet the Required Reserve Amount. If at any time the number of shares of Common Stock that remain available for issuance under the Exchange Cap is less than 100% of the maximum number of shares issuable pursuant to all outstanding Pre-Paid Advances (calculated based on the Purchase Price as of the date of determination and without taking into account any of the limitations set forth herein), the Company will use commercially reasonable efforts to promptly call and hold a special meeting of stockholders for the purpose of seeking the approval of its stockholders as required by the applicable rules of the Principal Market, for issuances of shares in excess of the Exchange Cap.

Section 7.18        Prohibited Indebtedness. Other than as disclosed in the SEC Documents and as entered into in connection with the Company’s publicly disclosed growth strategy, the Company shall not, and will not permit any of its subsidiaries to directly or indirectly, enter into or incur any indebtedness or obligations evidenced by notes, bonds, debentures, letter of credit, or other similar instruments (collectively, “Indebtedness”) with any officer, director, related party, or affiliate unless: (A) the repayment of such Indebtedness has been fully subordinated to the payment of any current or future Pre-Paid Advances on terms and conditions acceptable to the Investor, (B) such Indebtedness does not mature or otherwise require or permit redemption or repayment prior to or on the 91st day after the maturity date of current or future Pre-Paid Advances; and (C) such Indebtedness is not secured by any assets of the Company or its subsidiaries.

Article VIII.
Non-Exclusive Agreement

Notwithstanding anything contained herein, this Agreement and the rights awarded to the Investor hereunder are non-exclusive, and the Company may, at any time throughout the term of this Agreement and thereafter, issue and allot, or undertake to issue and allot, any shares and/or securities and/or convertible notes, bonds, debentures, options to acquire shares or other securities and/or other facilities that may be converted into or replaced by Common Shares or other securities of the Company, and to extend, renew and/or recycle any bonds and/or debentures, and/or grant any rights with respect to its existing and/or future share capital.

Article IX.
Choice of Law/Jurisdiction

This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York without regard to the principles of conflict of laws. The parties further agree that any action between them shall be heard in New York County, New York, and expressly consent to the jurisdiction and venue of the Supreme Court of New York, sitting in New York County, New York and the United States District Court of the Southern District of New York, sitting in New York, New York, for the adjudication of any civil action asserted pursuant to this Agreement.

Article X. Termination

Section 10.01    Termination.

(a)	Unless earlier terminated as provided hereunder, the Commitment Period shall terminate automatically on the earliest of (i) the expiration of 18 months after the date hereof or (ii) the date on which the Investor shall have made payment of Advances pursuant to this Agreement for Common Shares equal to the Commitment Amount. This Agreement shall remain in effect so long as any amounts are due and owing by the Company to the Investor on any Pre-Paid Advance.

(b)	The Company may terminate this Agreement effective upon five (5) Trading Days’ prior written notice to the Investor; provided that (i) there are no outstanding Purchase Notices, (ii) there are no outstanding Pre-Paid Advances that have not be fully repaid, and (iii) the Company has paid all amounts owed to the Investor pursuant to this Agreement.

(c)	This Agreement may be terminated at any time by the mutual written consent of the parties, effective as of the date of such mutual written consent unless otherwise provided in such written consent.

(d)	Nothing in this Section 10.01 shall be deemed to release the Company or the Investor from any liability for any breach under this Agreement, or to impair the rights of the Company and the Investor to compel specific performance by the other party of its obligations under this Agreement. The indemnification provisions contained in Article VI shall survive termination hereunder.

Article XI. Notices

Other than with respect to Purchase Notices, which must be in writing and will be deemed delivered on the day set forth in Section 2.01, any notices, consents, waivers, or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile or e-mail if sent on a Trading Day, or, if not sent on a Trading Day, on the immediately following Trading Day; (iii) five (5) days after being sent by U.S. certified mail, return receipt requested, (iv) one (1) day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications (except for Purchase Notices which shall be delivered in accordance with Exhibit A hereof) shall be:

If to the Company, to:	NUTEX HEALTH INC. 6030 S. Rice Avenue, Suite C Houston, TX 77081
Attention: Elisa V. Luqman
Email: eluqman@nutexhealth.com
With a copy to (which shall not constitute notice or delivery of process) to:	Locke Lord LLP 600 Travis Street, Suite 2800 Houston, TX 77022
Attention: Gislar Donnenberg Email: Gislar.Donnenberg@lockelord.com

If to the Investor(s):	YA II PN, Ltd.
1012 Springfield Avenue
Mountainside, NJ 07092
Attention: Mark Angelo
Portfolio Manager
Telephone: (201) 985-8300
Email: mangelo@yorkvilleadvisors.com

With a Copy (which shall not constitute notice or delivery of process) to:	David Fine, Esq. 1012 Springfield Avenue Mountainside, NJ 07092
Telephone: (201) 985-8300
Email: legal@yorkvilleadvisors.com

Either may change its information contained in this Article XI by delivering notice to the other party as set forth herein.

Article XII. Miscellaneous

Section 12.01    Reimbursement of Fees, Costs and Expenses. If an Event of Default has occurred, then the Company shall reimburse the Investor promptly for all reasonable and documented out-of-pocket fees, costs and expenses, including, without limitation, reasonable and documented attorneys’ fees and expenses incurred by the Investor in any action in connection with this Agreement, including, without limitation, those incurred: (i) during any workout, attempted workout, and/or in connection with the rendering of legal advice as to the Investor’s rights, remedies and obligations, (ii) collecting any sums which become due to the Investor in accordance with the terms of this Agreement, (iii) defending or prosecuting any proceeding or any counterclaim to any proceeding or appeal; or (iv) the protection, preservation or enforcement of any rights or remedies of the Investor.

Section 12.02    Counterparts. This Agreement may be executed in identical counterparts, both which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. Facsimile or other electronically scanned and delivered signatures, including by e-mail attachment, shall be deemed originals for all purposes of this Agreement.

Section 12.03    Entire Agreement; Amendments. This Agreement supersedes all other prior oral or written agreements between the Investor, the Company, their respective affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement contains the entire understanding of the parties with respect to the matters covered herein and, except as specifically set forth herein, neither the Company nor the Investor makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the parties to this Agreement.

Section 12.04   Reporting Entity for the Common Shares. The reporting entity relied upon for the determination of the trading price or trading volume of the Common Shares on any given Trading Day for the purposes of this Agreement shall be Bloomberg, L.P. or any successor thereto. The written mutual consent of the Investor and the Company shall be required to employ any other reporting entity.

Section 12.05    Structuring and Due Diligence Fee. Each of the parties shall pay its own fees and expenses (including the fees of any attorneys, accountants, appraisers or others engaged by such party) in connection with this Agreement and the transactions contemplated hereby, except that the Company shall pay to YA Global II SPV, LLC, a subsidiary of the Investor, a structuring and due diligence fee in the amount of $25,000, which the Investor confirms has been received prior to the date hereof.

Section 12.06    Adjustments for Shares and Prices. Except as specifically stated otherwise, all share-related references contained herein (i.e., the Fixed Price and the Minimum Share Price), shall be adjusted to take into account any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split, or other similar transaction effected with respect to the Common Shares.

Section 12.07    Brokerage. Each of the parties hereto represents that it has had no dealings in connection with this transaction with any finder or broker who will demand payment of any fee or commission from the other party. The Company on the one hand, and the Investor, on the other hand, agree to indemnify the other against and hold the other harmless from any and all liabilities to any person claiming brokerage commissions or finder’s fees on account of services purported to have been rendered on behalf of the indemnifying party in connection with this Agreement or the transactions contemplated hereby.

Section 12.08    THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES’ ACCEPTANCE OF THIS AGREEMENT.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Pre-Paid Advance Agreement to be executed by the undersigned, thereunto duly authorized, as of the date first set forth above.

COMPANY:
NUTEX HEALTH INC.

By:	/s/Thomas T. Vo, M.D.
Name:	Thomas T. Vo, M.D.
Title:	Chairman and Chief Executive Officer

INVESTOR:
YA II PN, Ltd.

By:	Yorkville Advisors Global, LP
Its:	Investment Manager

	By:	Yorkville Advisors Global II, LLC
	Its:	General Partner

	By:	/s/ Matt Beckman
	Name:	Matt Beckman
	Title:	Member

ANNEX I TO THE

PRE-PAID ADVANCE AGREEMENT

CONDITIONS PRECEDENT TO THE INVESTOR’S OBLGATION TO FUND A PRE-PAID ADVANCE

The obligation of the Investor to advance to the Company a Pre-Paid Advance hereunder on each Pre-Advance Date is subject to the satisfaction, as of the date of each Request for a Pre-Paid Advance and each Pre-Advance Date, of each of the following conditions, provided that these conditions are for the Investor’s sole benefit and may be waived by the Investor at any time in its sole discretion by providing the Company with prior written notice thereof:

(a)	The Company shall have duly executed and delivered to the Investor each of the Transaction Documents to which it is a party.

(b)	The Investor shall have received an opinion of counsel to the Company, dated as of the Pre-Advance Date, in the form reasonably acceptable to the Investor.

(c)	The Investor shall have received a closing statement in a form to be agreed by the parties, duly executed by an officer of the Company, setting forth wire transfer instructions of the Company for the payment of the amount of the Pre-Paid Advance, the amount to be paid by the Investor, which shall be 90% of the full amount of the Pre-Paid Advance, and any other deductions that may be agreed by the parties.

(d)	There is an effective Registration Statement pursuant to which the Investor is permitted to utilize the prospectus thereunder to sell all of the Common Shares issuable pursuant to such Pre-Paid Advance. The Current Report shall have been filed with the SEC and the Company shall have filed with the SEC in a timely manner all reports, notices and other documents required under the Exchange Act and applicable SEC regulations during the twelve-month period immediately preceding the applicable Pre-Advance Date.

(e)	No Material Outside Event shall have occurred and be continuing.

(f)	The average of the daily VWAP of the Common Shares on the Principal Market during regular trading hours as reported by Bloomberg L.P., during (i) the 5 consecutive Trading Days immediately prior to the date of such Request, and (ii) the 5 consecutive Trading Days immediately prior to such Pre-Advance Date shall be at least $0.25.

(g)	The Company shall have a sufficient number of Common Shares authorized and available to be issued to reserve for issuance to the Investor such number of Common Shares equal to the Required Reserve Amount (taking into account all Pre-Paid Advances that will be outstanding upon the closing of the Pre-Paid Advance requested) and shall have created such share reserve with its transfer agent.

(h)	The number of Common Shares that remain available for issuance under the Exchange Cap shall be at least 250% of the maximum number of Common Shares issuable pursuant to all outstanding Pre-Paid Advances (taking into account all Pre-Paid Advances that will be outstanding upon the closing of the Pre-Paid Advance requested and calculated based on the Purchase Price as of the date of determination without taking into account any of the limitations set forth herein).

(i)	All of the Shares issuable pursuant to the applicable Pre-Paid Advance shall have been duly authorized by all necessary corporate action of the Company. All Shares relating to all prior Pre-Paid Advances required to have been received by the Investor under this Agreement shall have been delivered to the Investor in accordance with this Agreement.

(j)	The Company shall have delivered to the Investor copies of its and each Significant Subsidiaries certified copies of its charter, as well as any shareholder or operating agreements by or among the shareholders or members of any of the Company’s Significant Subsidiaries.

(k)	The Company shall have delivered to the Investor a certificate evidencing the incorporation and good standing of the Company as of a date within ten (10) days of the Pre-Advance Closing date.

(l)	The board of directors of the Company has approved the transactions contemplated by the Transaction Documents and the applicable Pre-Paid Advance; said approval has not been amended, rescinded or modified and remains in full force and effect as of the date hereof, and a true, correct and complete copy of such resolutions duly adopted by the board of directors of the Company shall have been provided to the Investor.

(m)	Each and every representation and warranty of the Company shall be true and correct in all material respects (other than representations and warranties qualified by materiality, which shall be true and correct in all respects) as of the date when made and as of the date of the Pre-Advance Closing as though originally made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specific date) and the Company shall have performed, satisfied and complied in all respects with the covenants, agreements and conditions set forth in each Transaction Document required to be performed, satisfied or complied with by the Company at or prior to the applicable Pre-Advance Closing date.

(n)	Trading in the Common Shares shall not have been suspended by the SEC, the Principal Market or FINRA, the Company shall not have received any final and non-appealable notice that the listing or quotation of the Common Shares on the Principal Market shall be terminated on a date certain (unless, prior to such date certain, the Common Shares is listed or quoted on any subsequent Principal Market), nor shall there have been imposed any suspension of, or restriction on, accepting additional deposits of the Common Shares, electronic trading or book-entry services by DTC with respect to the Common Shares that is continuing, the Company shall not have received any notice from DTC to the effect that a suspension of, or restriction on, accepting additional deposits of the Common Shares, electronic trading or book-entry services by DTC with respect to the Common Shares is being imposed or is contemplated (unless, prior to such suspension or restriction, DTC shall have notified the Company in writing that DTC has determined not to impose any such suspension or restriction).

(o)	The Company shall have obtained all governmental, regulatory or third-party consents and approvals, if any, necessary for the sale of the Common Shares.

(p)	To the Company’s knowledge, no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental entity of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents.

(q)	Since the date of execution of this Agreement, no event or series of events shall have occurred that has resulted in or would reasonably be expected to result in a Material Adverse Effect, or an Event of Default.

(r)	The outstanding balance under all prior Pre-Paid Advances shall be less than $500,000.

(s)	The Company shall have received binding Lock-up Agreements from shareholders of the Company holding an aggregate of at least 178,215,184 prior to the funding of the initial $15.0 million portion of the initial Pre-Paid Advance.

(t)	The Company shall have notified the Principal Market of the issuance of all of the Shares hereunder, the Principal Market shall have completed its review of the related Listing of Additional Share form and the Company shall have obtained approval of the Principal Market to list or designate for quotation (as the case may be) the maximum number of Common Shares issuable pursuant to such Pre-Paid Advance.

(u)	The Company shall have delivered to the Investor a compliance certificate executed by the chief executive officer of the Company certifying that Company has complied with all of the conditions precedent to the applicable Pre-Advance Closing set forth herein and which may be relied upon by the Investor as evidence of satisfaction of such conditions without any obligation to independently verify.

(v)	The Company and its Subsidiaries shall have delivered to the Investor such other documents, instruments or certificates relating to the transactions contemplated by this Agreement as the Investor or its counsel may reasonably request.

EXHIBIT A
FORM OF PURCHASE NOTICE

NUTEX HEALTH INC.

Dated: ______________	Purchase Notice Number: ____

On behalf of YA II PN, LTD. (the “Investor”), the undersigned hereby certifies, with respect to the purchase of Common Shares of NUTEX HEALTH INC. (the “Company”) issuable in connection with this Purchase Notice, delivered pursuant to that certain Pre-Paid Advance Agreement, dated as of _________, 2023 (as amended and supplemented from time to time) (the “Agreement”), as follows:

1.	Advance requested in the Purchase Notice
2.	Fixed Price
3.	Market Price
4.	Purchase Price
5.	Purchase Price per share
6.	Number of Shares due to Investor

The aggregate purchase price of the Shares to be paid by Investor pursuant to this Purchase Notice shall be offset against amounts outstanding under the Pre-Paid Advance made pursuant to the Request dated [__________] and with a Pre-Advance Date of [___________] (first towards accrued and unpaid interest, if any, and then towards outstanding principal) as follows:

1.	Amount offset against accrued and unpaid Interest	$[____________]
2.	Amount offset against principal	$[____________]
3.	Total amount of Pre-Paid Advance outstanding following the Advance	$[____________]

Please issue the number of Shares due to the Investor to the account of the Investor as follows:

Investor’s DTC participant #:

ACCOUNT NAME:

ACCOUNT NUMBER:

ADDRESS:

CITY:

COUNTRY:

Contact person:

Number and/or email:

The undersigned has executed this Purchase Notice as of the date first set forth above.

YA II PN, Ltd.

By:	Yorkville Advisors Global, LP
Its:	Investment Manager

	By:	Yorkville Advisors Global II, LLC
	Its:	General Partner

By:
Name:
Title: